UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

March 10, 2014

Date of Report (Date of earliest event reported)

Chimerix, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-35867	33-0903395
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

2505 Meridian Parkway, Suite 340 Durham, NC	27713
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (919) 806-1074

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 10, 2014, we entered into an Industrial Building Lease Agreement (the “Lease”) with Northwood RTC LLC (the “Landlord”) for 7,925 square feet of laboratory space in Durham, North Carolina (the “Premises”). The Lease has a term of 48 months, commencing on the later of May 12, 2014 or the date that the Landlord’s work on the Premises is completed. The minimum rent payable by us will be approximately $9,576 per month during the first 12 months of the Lease, will increase to approximately $9,813 per month during the second 12 months of the Lease, will increase to approximately $10,058 per month during the third 12 months of the Lease and will increase to approximately $10,309 per month thereafter through the expiration of the Lease. In addition, we have the option to extend the Lease for an additional three year term, which would commence upon the expiration of the initial 48 month term. In the event we choose to extend the term of the Lease, the minimum monthly rent payable for the additional term will be determined according to the then-prevailing market rate.

The foregoing description of the Lease is qualified in its entirety by reference to the Lease, which is filed as Exhibit 99.1 to this Current Report and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
99.1	Industrial Building Lease between Northwood RTC LLC and Chimerix, Inc. dated March 10, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Chimerix, Inc.

Dated: March 14, 2014
	By:	/s/ Timothy W. Trost
Timothy W. Trost
Senior Vice President, Chief Financial Officer and Corporate Secretary

INDEX TO EXHIBITS

Exhibit No.	Description
99.1	Industrial Building Lease between Northwood RTC LLC and Chimerix, Inc. dated March 10, 2014.